Exhibit 99.3

The information included in this Form 8-K is presented for informational purposes only in connection with the change in segment presentation as described above and does not amend or restate the Company’s previously issued consolidated financial statements included in the Annual Report or Quarterly Report. The change in segment presentation has no impact on the Company’s historical consolidated balance sheets, statement of operations and comprehensive loss, statements of changes in shareholders' equity or statements of cash flows. This filing does not reflect any subsequent information or events occurring after the filing dates of the Original Reports, other than adjustments to retrospectively recast the Company's segment presentation. Therefore, this Current Report on Form 8-K should be read in conjunction with the Original Reports, as filed.

Operating Segment

The Company manages its operations through state-level operating segments, focused on the production and sale of cannabis products and regularly monitors for changes in facts and circumstances that may affect its determination of operating segments. The Company has three reportable segments consisting of New Jersey, Maryland, and Pennsylvania. Operations in other states did not meet the quantitative threshold and are presented within All other segments. The Chief Operating Decision Maker (“CODM”) was determined to be the Chief Executive Officer of the Company. The CODM regularly evaluates the performance of the three reportable segments using gross profit and gross profit margin as its closest measures to GAAP. The CODM monitors these metrics to assess the efficiency of the Company’s production and distribution processes, as well as the effectiveness of pricing strategies.

The following tables summarize financial information for the Company's reportable segments:

	For the Three Months Ended March 31, 2026
	New Jersey	Maryland	Pennsylvania	All other segments	Total
	(In thousands)
Revenue, net	$24,849	$18,343	$17,123	$5,224	$65,539
Cost of sales (1)	10,359	7,452	10,102	3,024	$30,937
Gross Profit	$14,490	$10,891	$7,021	$2,200	$34,602
Operating expenses					23,081
Interest and accretion expense					9,753
Other expense (income)					(1,653)
Income from continuing operations before provision for income taxes					$3,421

Gross profit margin (2)	58.3%	59.4%	41.0%	42.1%	52.8%

	For the Three Months Ended March 31, 2025
	New Jersey	Maryland	Pennsylvania	All other segments	Total
	(In thousands)
Revenue, net	$26,894	$18,507	$15,107	$3,795	$64,303
Cost of sales (1)	10,586	7,791	8,960	2,285	$29,622
Gross Profit	$16,308	$10,716	$6,147	$1,510	$34,681
Operating expenses					22,438
Interest and accretion expense					8,419
Other expense (income)					982
Income from continuing operations before provision for income taxes					$2,842

Gross profit margin (2)	60.6%	57.9%	40.7%	39.8%	53.9%

(1) Depreciation and amortization included in Cost of sales for the three months ended March 31, 2026 and 2025 was $555 and $505 for New Jersey, $618 and $567 for Maryland, $1,336 and $1,504 for Pennsylvania, and $83 and $81 for All other segments, respectively.

(2) The calculation of Gross profit margin is Revenue, net less Cost of sales, divided by Revenue, net.

Assets

Information about total assets by segment is not disclosed because such information is not regularly provided to, or used by the CODM.

Geography

The Company has subsidiaries located in Canada and the United States. For the three months ended March 31, 2026 and 2025, net revenue was primarily generated from sales in the United States. The Company's consolidated retail location in Canada generated net revenue of $169 and $178 for the three months ended March 31, 2026 and March 31, 2025, respectively. Substantially all of the Company's non-current assets are held within its U.S. operations.